Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2008 RESULTS
Same Store Sales Increase 2.8%
Reported Diluted Earnings per Share of $0.54, Exceeds Guidance
Cash Flow from Operations Exceeds $128 million

Plano, Texas, April 28, 2008 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2008.
First Quarter 2008 Results
The Company reported total revenues for the quarter ended March 31, 2008 of $756.6 million, an increase of $1.3 million from the reported total revenues of $755.3 million for the same period in the prior year. This increase in revenues was primarily driven by a 2.8% increase in same store sales, offset by a reduction in revenue as a result of approximately 315 fewer stores over the past year primarily due to the previously announced restructuring plan.
Reported net earnings for the quarter ended March 31, 2008 were $36.4 million, as compared to the reported net earnings of $15.1 million for the same period in the prior year. Reported net earnings for the quarter ended March 31, 2008 were reduced by a $2.9 million pre-tax restructuring expense related to the previously announced restructuring plan, as discussed below. Reported net earnings for the quarter ended March 31, 2007 were reduced by a $51.3 million pre-tax litigation charge related to the Hilda Perez matter, as discussed below.
Reported net earnings per diluted share for the quarter ended March 31, 2008 were $0.54, as compared to the reported net earnings per diluted share of $0.21 for the same period in the prior year. Reported net earnings per diluted share for the quarter ended March 31, 2008 were reduced by $0.03 per share as a result of the restructuring expense related to the previously announced restructuring plan, as discussed below. Reported net earnings per diluted share for the quarter ended March 31, 2007 were reduced by approximately $0.46 per share as a result of the litigation expense related to the Hilda Perez matter, as discussed below.
“I am pleased with our results for the first quarter, where we exceeded our guidance for total revenue, same store sales and net earnings per diluted share,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “These positive results primarily benefited from higher merchandise sales and an earlier than planned benefit from our restructuring plan,” Speese continued. “While we are mindful of the challenging macro-economic environment, we will continue to stay the course and focus on those areas within our control including the customer’s in-store experience, collections, and managing our resources wisely,” Speese concluded.
Through the three month period ended March 31, 2008, the Company generated cash flow from operations of approximately $128.3 million, while ending the quarter with approximately $78.6 million of cash on hand. In addition, during the three month period ended March 31, 2008, the Company reduced its outstanding indebtedness by approximately $134.1 million. Since March 31, 2008, the Company has further reduced its outstanding indebtedness by approximately $11.7 million.

Operations Highlights
During the first quarter of 2008, the Company opened two new store locations, acquired accounts from six locations, consolidated 10 stores into existing locations and sold seven stores, for a net reduction of 15 stores and an ending balance as of March 31, 2008 of 3,066 company-owned stores. During the first quarter of 2008, the Company added financial services to seven existing rent-to-own store locations, consolidated two stores with financial services into existing locations, and closed one location, ending the quarter with a total of 280 stores providing these services.
Since March 31, 2008, the Company has acquired accounts from six locations, consolidated one store into an existing location and sold five stores. The Company has added financial services to 12 existing rent-to-own store locations, acquired accounts from one location, and closed one location since March 31, 2008.
2008 Significant Item
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. This restructuring expense reduced net earnings per diluted share in the first quarter of 2008 by approximately $0.03. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to these store closings relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
2007 Significant Item
Hilda Perez. On November 5, 2007, the Company paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter pending in New Jersey. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement. As previously reported, the Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006, and an additional pre-tax charge of $51.3 million in the first quarter of 2007, to account for the aforementioned costs. The litigation expense with respect to the Perez settlement reduced net earnings per diluted share by approximately $0.46 in the first quarter of 2007.
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Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 29, 2008, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,060 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, any restructuring expenses related to the restructuring plan announced on December 3, 2007, or the potential impact of acquisitions or dispositions that may be completed after April 28, 2008.
SECOND QUARTER 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $701 million to $716 million.
•	Store rental and fee revenues are expected to be between $625 million and $637 million.
•	Total store revenues are expected to be in the range of $693 million to $708 million.
•	Same store sales are expected to be flat.
•	The Company expects to open approximately 5 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 25 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 74% and 78% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.1% to 58.6% of total store revenue.
•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.
•	Net interest expense is expected to be approximately $16 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $4 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.53 to $0.59.
•	Diluted shares outstanding are estimated to be between 66.8 million and 67.8 million.
FISCAL 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.868 billion and $2.908 billion.
•	Store rental and fee revenues are expected to be between $2.515 billion and $2.555 billion.
•	Total store revenues are expected to be in the range of $2.830 billion and $2.870 billion.
•	Same store sales are expected to be in the flat to 2% range.
•	The Company expects to open approximately 30-40 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 150 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 74% and 78% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 56.9% to 58.4% of total store revenue.
•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.
•	Net interest expense is expected to be approximately $65 million, depreciation of property assets is expected to be between $70 million and $75 million and amortization of intangibles is expected to be approximately $14 million.
•	The effective tax rate is expected to be approximately 37% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.17 to $2.32.
•	Diluted shares outstanding are estimated to be between 66.8 million and 67.8 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; one or more parties filing an objection to the Shafer/Johnson settlement; a specified percentage of class members timely and validly opt out of the Shafer/Johnson settlement; the court hearing the Shafer/Johnson matter could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended March 31,
	2008	2008	2007	2007
	Before	After	Before	After
	Restructuring	Restructuring	Litigation	Litigation
	Expense	Expense	Expense	Expense
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)	(Non-GAAP)	(GAAP)

Total Revenue	$756,636	$756,636	$755,299	$755,299
Operating Profit	80,440	77,540 (1)	97,405	46,155 (2)
Net Earnings	38,161	36,358 (1)	47,912	15,103 (2)
Diluted Earnings per Common Share	$0.57	$0.54 (1)	$0.67	$0.21 (2)
Adjusted EBITDA	$103,558	$103,558	$118,370	$118,370

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	61,377	58,477	75,070	23,820
Add back:
Litigation expense	—	—	—	51,250
Restructuring expense	—	2,900	—	—
Interest expense, net	19,063	19,063	22,335	22,335
Depreciation of property assets	18,188	18,188	16,927	16,927
Amortization of intangibles	4,930	4,930	4,038	4,038

Adjusted EBITDA	$103,558	$103,558	$118,370	$118,370

(1)	Includes the effects of a $2.9 million pre-tax restructuring expense in the first quarter of 2008 as part of the December 3, 2007 announced restructuring plan. The restructuring expense reduced diluted earnings per share by approximately $0.03 in the first quarter of 2008.

(2)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez case. The expense reduced diluted earnings per share by approximately $0.46 in the first quarter of 2007.
SELECTED BALANCE SHEET HIGHLIGHTS

(in Thousands of Dollars)	March 31, 2008	March 31, 2007
Cash and cash equivalents	$78,628	$80,146
Prepaid expenses and other assets	50,455	55,065
Rental merchandise, net
On rent	725,204	840,627
Held for rent	191,121	229,256
Total Assets	2,569,997	2,775,371

Senior debt	825,238	916,191
Subordinated notes payable	300,000	300,000
Total Liabilities	1,585,342	1,812,459
Stockholders’ Equity	984,655	962,912

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended March 31,
	2008	2007
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$640,686	$660,113
Merchandise Sales	85,339	68,337
Installment Sales	9,885	8,410
Other	9,619	7,176

	745,529	744,036

Franchise Revenue
Franchisee Merchandise Sales	9,767	9,925
Royalty Income and Fees	1,340	1,338

Total Revenue	756,636	755,299

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	146,162	143,069
Cost of Merchandise Sold	63,325	46,030
Cost of Installment Sales	4,020	3,545
Salaries and Other Expenses	417,414	420,727
Franchise Cost of Merchandise Sold	9,396	9,487

	640,317	622,858

General and Administrative Expenses	30,949	30,998
Amortization of Intangibles	4,930	4,038
Litigation Expense	—	51,250
Restructuring Expense	2,900	—

Total Operating Expenses	679,096	709,144

Operating Profit	77,540	46,155

Interest Expense	20,927	24,096
Interest Income	(1,864)	(1,761)

Earnings before Income Taxes	58,477	23,820

Income Tax Expense	22,119	8,717

NET EARNINGS	36,358	15,103

BASIC WEIGHTED AVERAGE SHARES	66,710	70,286

BASIC EARNINGS PER COMMON SHARE	$0.55	$0.21

DILUTED WEIGHTED AVERAGE SHARES	67,175	71,338

DILUTED EARNINGS PER COMMON SHARE	$0.54	$0.21